UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 6, 2014

SIERRA MONITOR CORPORATION

(Exact name of registrant as specified in its charter)

California	000-7441	95-2481914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1991 Tarob Court

Milpitas, California 95035

(Address of principal executive offices, including zip code)

(408) 262-6611

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2014, Anders Axelsson, 54, joined Sierra Monitor Corporation (the “Company”) as vice president, sales and marketing. Prior to joining the Company, Mr. Axelsson served as senior vice president of sales, marketing and business development of Echelon Corporation (“Echelon”), where he served from 2003 to present and was responsible for Echelon’s worldwide control networking business. During his Echelon tenure, Mr. Axelsson also served on LonMark International’s board of directors. Previously, Mr. Axelsson served as chief executive officer of PowerFile, Inc. from 2001 to 2003 and president and general manager of the Snap Division of Quantum Corporation from 1999 to 2001. Mr. Axelsson worked for Honeywell/Measurex from 1992 to 1999 in various senior management positions including vice president, engineering, marketing and business development; president and managing director for EMEA sales and services. He also served in various management positions with the global engineering firm ABB where he started his career in Sweden as a software engineer. Mr. Axelsson holds a BSEE from Jonkoping, Sweden and is a graduate of the Executive Program at the University of Michigan.

Employment Offer Letter

The Company entered into an employment offer letter (the “Agreement”) with Mr. Axelsson. The Agreement has no specified term, and Mr. Axelsson’s employment with the Company will be on an at-will basis. The material terms of the Agreement are summarized below.

Base Salary and Bonus. Mr. Axelsson will receive an annual base salary of $250,000, subject to annual review. He will also be eligible to receive an annual bonus of up to fifty percent (50%) of his annual base salary in 2014 based upon achieving goals to be mutually agreed upon between Mr. Axelsson and the Company’s chief executive officer; provided that Mr. Axelsson’s bonus shall be no less than twenty five percent (25%) of his annual base salary in 2014. In years subsequent to 2014, Mr. Axelsson will be eligible to receive an annual bonus of up to one hundred percent (100%) of his annual base salary based upon achieving goals to be mutually agreed upon between Mr. Axelsson and the Company’s chief executive officer. In addition, Mr. Axelsson is eligible to receive a signing bonus of $25,000.

Equity Award. Effective January 6, 2014, the Company granted Mr. Axelsson a stock option covering 500,000 shares of the Company’s common stock at an exercise price equal to 100% of the fair market value of the underlying shares of common stock on the grant date. Subject to the acceleration terms described below under the heading “Severance Terms,” this stock option will vest as to one quarter (1/4) of the covered shares on the first anniversary of the Employment Commencement Date, and the remaining unvested covered shares shall vest in thirty six (36) equal monthly installments thereafter.

Severance Terms. If the Company terminates Mr. Axelsson’s employment without cause or if Mr. Axelsson resigns for good reason, each as defined in the Agreement, outside of the period beginning three (3) months prior to and ending twelve (12) months following a change of control of the Company, as defined in the Agreement (the “Change in Control Period”), Mr. Axelsson will be entitled to receive the following compensation:

•	six (6) months’ base salary;
•	six (6) months’ annual target bonus;
•	continuation of commission payments for a period of six (6) months following termination, each of which payments shall be equal to the average of the commission payments received by him in the six (6) months prior to his date of termination;
•	six (6) monthly payments of $3,500 in lieu of Company-subsidized COBRA; and
•	fifty percent (50%) of his then outstanding equity to acquire shares of the Company’s common stock or other equity awards shall immediately vest and become exercisable.

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If the Company terminates Mr. Axelsson’s employment without cause or if Mr. Axelsson resigns for good reason, each as defined in the Agreement, during the Change in Control Period, Mr. Axelsson will be entitled to receive the following compensation:

•	twelve (12) months’ base salary;
•	twelve (12) months’ annual target bonus;
•	continuation of commission payments for a period of twelve (12) months following termination, each of which payments shall be equal to the average of the commission payments received by him in the six (6) months prior to his date of termination;
•	twelve (12) monthly payments of $3,500 in lieu of Company-subsidized COBRA; and
•	all of his then outstanding equity to acquire shares of the Company’s common stock or other equity awards shall immediately vest and become exercisable.

Receipt of these severance benefits under the Agreement is conditioned upon execution by Mr. Axelsson of a release of claims in favor of the Company.

Other Benefits. Mr. Axelsson is eligible to participate in the benefit programs generally available to executives of the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Attached to this Form 8-K is a press release regarding Mr. Axelsson’s appointment as Vice President, Sales and Marketing. The information in the press release attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Offer Letter, dated December 18, 2013, between Sierra Monitor Corporation and Anders Axelsson

99.1	Press Release dated January 7, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIERRA MONITOR CORPORATION

By:	/s/ Gordon R. Arnold
Gordon R. Arnold President

Date: January 10, 2014

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Offer Letter, dated December 18, 2013, between Sierra Monitor Corporation and Anders Axelsson

99.1	Press Release dated January 7, 2014

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